Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Third Quarter 2006

Financial Results

Q3 Net Revenues Up 57% versus Q3 of 2005

MALVERN, PA (October 31, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) today announced financial results and operational highlights for the quarter and nine months ended September 30, 2006. For the third quarter of 2006, Auxilium reported net revenues of $17.6 million compared to net revenues of $11.2 million in the third quarter of 2005.

“We made tremendous progress during the quarter toward achieving our long term goals by taking control of Auxilium’s main value drivers, our marketed product, Testim®, and our company transforming injectable enzyme, AA4500,” said Mr. Armando Anido, Chief Executive Officer and President. “I am pleased to report that we successfully completed our sales force expansion to support the continued growth of Testim and we completed our initial engineering batch of AA4500 in the state of the art manufacturing facility we leased in September.”

Third Quarter 2006 Highlights:

•	Testim continued to gain significant market share, ending the quarter with a 18.2% share of total prescriptions for testosterone gels, up from 14.8% at the end of September 2005, according to National Prescription Audit data from IMS, a leading market research firm.

•	The Company expanded its salesforce to approximately 150 representatives after mutually agreeing with Oscient Pharmaceuticals Corp. to terminate their co-promotion agreement effective August 31, 2006.

•	The Company leased a 50,000 square foot state-of-the-art manufacturing facility to produce the active ingredient for AA4500.

•	The Company raised approximately $43.3 million in net proceeds from the sale of 5.5 million shares of its common stock to institutional investors.

Recent Event:

•	In October, the Company reallocated resources to its lead development project, AA4500, after discontinuing the development of the current formulation of TestoFilm™, its testosterone replacement transmucosal film product candidate for the treatment of hypogonadism.

Third Quarter Financial Detail

For the quarter ended September 30, 2006, Auxilium reported net revenues of $17.6 million, an increase of 57% over net revenues of $11.2 million reported for the comparable period of 2005. The net loss for the third quarter of 2006 was $(11.8) million, or $(0.39) per share, compared to a net loss of $(7.1) million, or $(0.24) per share, reported for the third quarter of 2005. As of January 1, 2006, the Company implemented Statement of Financial Accounting Standard No. 123R (SFAS 123R) which requires companies to estimate on grant date the fair value of share based payment awards to employees and directors, and record compensation expense in their financial statements. The Company’s financial statements for periods prior to 2006 do not include any SFAS 123R costs related to employee or director stock options. As a result of adoption of SFAS 123R, the net loss for the third quarter of 2006 includes additional stock compensation expense of $0.9 million, or $(0.03) per share.

Auxilium’s gross margin on net revenues was 74.6% for the third quarter of 2006 and 70.8% for the third quarter of 2005. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the year-over-year price increases, a reduction in the royalty rate paid to the Company’s licensor, and manufacturing cost reductions.

Research and development costs for the third quarter of 2006 were $8.5 million compared with $4.5 million for the comparable year-ago period. The increase in research and development costs was primarily due to the increased spending for development and manufacturing scale up for AA4500 and investment in developing TestoFilm, offset by a reduction in spending on Phase IV studies for Testim.

Selling, general and administrative expenses totaled $17.1 million for the quarter ended September 30, 2006 compared with $10.7 million for the year-ago quarter. The increase was primarily due to higher investment in promotional spending for Testim, pre-launch marketing for AA4500, the $1.8 million cost to terminate Auxilium’s co-promotion agreement with Oscient Pharmaceuticals Corp., and the additional stock compensation expense resulting from the adoption of SFAS 123R.

In September, the Company closed an equity offering for the sale of 5.5 million shares of Auxilium common stock at $8.50 per share, netting $43.3 million to Auxilium after deducting offering expenses and placement agency fees. As of September 30, 2006, the Company had approximately 35.3 million shares of common stock outstanding plus outstanding warrants to purchase approximately 3.3 million shares of our common stock and 3.4 million outstanding employee stock options to purchase shares of common stock at varying prices.

At September 30, 2006, Auxilium had $67.4 million in cash, cash equivalents, and short-term investments compared to $33.3 million at June 30, 2006.

Year-to-Date September 30, 2006 Financial Detail

Net revenues for the nine months ended September 30, 2006 were $49.0 million compared to $29.9 million for the first nine months of 2005, a 64% increase. Net revenues for the first nine months of 2006 include a one-time benefit of $1.2 million recorded in the first quarter of 2006 upon adoption of the wholesaler method of revenue recognition. Excluding this one time increase, net revenues for the first nine months of 2006 increased 60% over the comparable 2005 period.

For the nine months ended September 30, 2006, Auxilium reported a net loss of $(33.2) million, or $(1.13) per share, compared to a net loss of $(27.2) million, or $(1.16) per share, for the first nine months of 2005. The net loss for the first nine months of 2006 was reduced by a one-time benefit of $0.7 million, or $0.02 per share, resulting from the change to the wholesaler method of revenue recognition. As a result of adoption of SFAS 123R, the net loss for the nine months ended September 30, 2006 also includes additional stock compensation expense of $1.6 million, or $(0.05) per share

Gross margin on net revenues was 74.0 % for the nine months ended September 30, 2006, compared to 69.0 % for the comparable 2005 period. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The improvement in gross margin reflects the year-over-year price increases, a reduction in the royalty rate paid to the Company’s licensor, and manufacturing cost reductions.

Research and development costs for the nine months ended September 30, 2006 were $25.7 million compared with $17.9 in the year ago period. The increase in research and development expense in the first nine months of 2006 versus the comparable period of 2005 was primarily due to the increased spending for development and manufacturing scale up for AA4500 and investment in developing TestoFilm, offset by a reduction in spending on Phase IV studies for Testim.

Selling, general and administrative expenses totaled $45.5 million for the nine months ended September 30, 2006 compared with $30.4 million for the year-ago period. The increase was primarily due to higher investment in promotional spending, including the costs associated with Auxilium’s co-promotion agreement with Oscient Pharmaceuticals Corp. which started in May 2005 and was terminated in September 2006 at a cost of $1.8 million, pre-launch marketing for AA4500, and the additional stock compensation expense resulting from the adoption of SFAS 123R.

Conference Call

Auxilium will hold a conference call today, October 31, at 10:00 a.m. EST, to provide an update on the business and discuss third quarter 2006 results. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until November 14, 2006.

Conference call details:
Date:	Tuesday, October 31, 2006
Time:	10:00 a.m. ET
Dial-in (U.S.):	800-289-0508
Dial-in (International):	913-981-5550
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	7833174

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 180-person sales and marketing team. Auxilium has four projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Contracture and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in Phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, and options to all indications using AA4500 for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing for the commencement of various clinical trials for Auxilium’s product candidates during 2006, Auxilium’s value drivers, the availability and allocation of resources, and the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2005 and in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenues	$17,640	$11,230	$49,005	$29,866

Operating expenses:
Cost of goods sold	4,484	3,279	12,721	9,256
Research and development	8,450	4,524	25,677	17,851
Selling, general, and administrative	17,120	10,714	45,499	30,427

Total operating expenses	30,054	18,517	83,897	57,534

Loss from operations	(12,414)	(7,287)	(34,892)	(27,668)
Interest income (expense), net	645	467	1,697	923
Other income (expense), net	(1)	(248)	5	(464)

Net loss	$(11,770)	$(7,068)	$(33,190)	$(27,209)

Basic and diluted net loss per common share	$(0.39)	$(0.24)	$(1.13)	$(1.16)

Weighted average common shares outstanding	30,081,510	29,066,266	29,472,146	23,492,339

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005

Cash, cash equivalents and short term investments	$67,359	$56,730
Working capital	57,240	47,052
Total assets	88,452	72,695
Other long-term liabilities	11,692	11,578
Total stockholders’ equity	52,608	39,873